Exhibit 21.1
PRA International
Subsidiaries
4079558 Canada Inc. (Canada)
“Buyer” 4063988 (Canada)
“Call Co” 3065613 (Canada)
GMG BioBusiness Ltd.
International Medical Technical Consultants, Inc. (Delaware, United States)
MFH, Inc. (Delaware, United States)
Pharmaceutical Research Associates AG (Switzerland)
Pharmaceutical Research Associates Belgium, BVBA (Belgium)
Pharmaceutical Research Associates Benelux, BVBA (Belgium)
Pharmaceutical Research Associates Espana, SA (Spain)
Pharmaceutical Research Associates Global, Inc. (Canada)
Pharmaceutical Research Associates GmbH (Germany)
Pharmaceutical Research Associates (HK) Ltd. (Hong Kong)
Pharmaceutical Research Associates, Hungary Research and Development Ltd. (Hungary)
Pharmaceutical Research Associates Inc. (Canada)
Pharmaceutical Research Associates, Inc. (Virginia, United States)
Pharmaceutical Research Associates International, Inc. (Canada)
Pharmaceutical Research Associates Italia s.r.l. (Italy)
Pharmaceutical Research Associates Ltda. (Brazil)
Pharmaceutical Research Associates Mexico S.R.L. de C.V. (Mexico)
Pharmaceutical Research Associates PTY Limited (Australia)
Pharmaceutical Research Associates SARL (France)
Pharmaceutical Research Associates Singapore Pte. Ltd. (Singapore)

Pharmaceutical Research Associates Sp.Zoo. (Poland)
Pharmaceutical Research Associates Taiwan, Inc. (Taiwan)
Pharm Research Associates Russia Ltd. (England and Wales)
Pharm Research Associates RX, Inc. (Canada)
Pharm Research Associates (UK) Ltd. (England and Wales)
Pharm Research Limited (England and Wales)
PRA International Operations, Inc. (Delaware, United States)
PRA Pharmaceutical India Private Limited (India)
PRA Pharmaceutical (Pty) Ltd. (South Africa)
PRA Sub, Inc. (Delaware, United States)
Regulatory/Clinical Consultants, Inc. (Missouri, United States)
Trilass Inc. (Canada)